PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 25, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP LAUNCHES BLOG SERIES

TO HIGHLIGHT MOST IMPACTFUL PORTFOLIO COMPANIES

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, has initiated a series of detailed blog postings that will provide current and future investors an opportunity to take a deeper look into the potentially most impactful companies in our portfolio.

Over the coming months, we would like to ensure that current and future investors are more familiar with those companies potentially driving significant value to shareholders. This series of blogs is an opportunity to provide a practical view of the companies and the technologies that we believe are important to the future of Harris & Harris Group.

Currently, we plan to release blogs on D-Wave Systems, Inc., Metabolon, Inc., Champions Oncology, Inc., HzO, Inc., Produced Water Absorbents, Inc., and Adesto Technologies Corporation. We may expand this series to include other companies in our portfolio as these companies mature and based on feedback from shareholders.

We posted our first blog of this series on D-Wave Systems today. The blogs can be viewed at http://www.hhvc.com/blog.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.